================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                             Lynx Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   551812-30-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 25, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                 [X] Rule 13d-1(c)
                 [ ] Rule 13d-1(d)
                 [ ] Rule 13d-1(b)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8              SCHEDULE 13G               PAGE 2 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           837,697
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      837,697
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  837,697
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.87%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8             SCHEDULE 13G                PAGE 3 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL II, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           26,600
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      26,600
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  26,600
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.09%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8              SCHEDULE 13G               PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL ADVISORS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           864,297
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      864,297
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  864,297
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.96%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8              SCHEDULE 13G               PAGE 5 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS, BRITISH WEST INDIES
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,914,703
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,914,703
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,914,703
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.56%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8              SCHEDULE 13G               PAGE 6 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INVESTMENTS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,935,703
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,935,703
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,935,703
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.63%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 551812-30-8              SCHEDULE 13G               PAGE 7 OF 13 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DOUGLAS A. HIRSCH
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,800,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,800,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,800,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  9.59%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
================================================================================

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                       Page 8 of 13 Pages
            -----------                                           ---  ----


ITEM 1.

      (a) Name of Issuer:    Lynx Therapeutics, Inc.
                         --------------------------------

      (b) Address of Issuer's Principal Executive Offices:

              25861 Industrial Boulevard, Hayward, California 94545
            ---------------------------------------------------------


ITEM 2.

         (a) Name of Persons Filing:
         (b) Address or principal business office or, if none, residence:
         (c) Citizenship:

                  Seneca Capital, L.P.
                  527 Madison Avenue, 11th Floor
                  New York, NY 10022
                  (Delaware limited partnership)

                  Seneca Capital II, L.P.
                  527 Madison Avenue, 11th Floor
                  New York, NY 10022
                  (Delaware limited partnership)

                  Seneca Capital Advisors, LLC
                  527 Madison Avenue, 11th Floor
                  New York, NY 10022
                  (Delaware limited liability company)

                  Seneca Capital International, Ltd.
                  c/o Consolidated Fund Management (BVI) Limited
                  PO Box HM 2257
                  Par La Ville Place
                  14 Par La Ville Road
                  Hamilton HMJX, Bermuda
                  (Cayman Islands (BWI) Company)

                  Seneca Capital Investments, LLC
                  527 Madison Avenue, 11th Floor
                  New York, NY 10022
                  (Delaware limited liability company)

                  Douglas A. Hirsch
                  c/o Seneca Capital
                  527 Madison Avenue, 11th Floor
                  New York, NY 10022
                  (United States Citizen)

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                       Page 9 of 13 Pages
            -----------                                           ---  ----


ITEM 2(d).        Title of Class of Securities:   Common stock
                                               -------------------

ITEM 2(e).        CUSIP Number:   551812-30-8
                               -------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent  Holding  Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Section 240.13d-1(c), check this box [X].


ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     SENECA CAPITAL, L.P. (1)
      (a) Amount Beneficially Owned:     837,697
                                     -------------------------------------------
      (b) Percent of Class:     2.87%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  837,697
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 837,697
                                                                       ---------

     SENECA CAPITAL II, L.P. (2)
      (a) Amount Beneficially Owned:     26,600
                                     -------------------------------------------
      (b) Percent of Class:     0.09%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  26,600
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 26,600
                                                                       ---------

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                      Page 10 of 13 Pages
            -----------                                          ----  ----

     SENECA CAPITAL ADVISORS, LLC (3)
      (a) Amount Beneficially Owned:     864,297
                                     -------------------------------------------
      (b) Percent of Class:     2.96%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  864,297
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 864,297
                                                                       ---------

     SENECA CAPITAL INTERNATIONAL, LTD. (4)
      (a) Amount Beneficially Owned:    1,914,703
                                     -------------------------------------------
      (b) Percent of Class:     6.56%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  1,914,703
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 0
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of:1,914,703
                                                                       ---------

     SENECA CAPITAL INVESTMENTS, LLC (5)
      (a) Amount Beneficially Owned:    1,935,703
                                     -------------------------------------------
      (b) Percent of Class:     6.63%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  1,935,703
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of:1,935,703
                                                                       ---------

     DOUGLAS A. HIRSCH (6)
      (a) Amount Beneficially Owned:     2,800,000
                                     -------------------------------------------
      (b) Percent of Class:     9.59%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  2,800,000
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of:2,800,000
                                                                       ---------


     (1) Includes 239,342 shares of common stock which Seneca Capital, L.P. has a right to acquire upon the exercise of warrants.

     (2) Includes 7,600 shares of common stock which Seneca Capital II, L.P. has a right to acquire upon the exercise of warrants.

     (3) Shares reported for Seneca Capital Advisors, LLC represent shares beneficially owned by Seneca Capital, L.P. and Seneca Capital II, L.P. Seneca Capital Advisors, LLC is the sole general partner of Seneca Capital, L.P. and of Seneca Capital II, L.P.

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                      Page 11 of 13 Pages
            -----------                                          ----  ----

     (4)  Includes   547,058   shares  of  common  stock  which  Seneca  Capital
          International, Ltd. has a right to acquire upon the exercise of warrants.

     (5) Shares reported for Seneca Capital Investments, LLC includes shares beneficially owned by Seneca Capital International, Ltd. and also includes 6,000 shares of common stock which the beneficial owner has a right to acquire upon the exercise of warrants. Seneca Capital
          Investments, LLC is sole investment manager of Seneca Capital International, Ltd.

     (6) Shares reported for Douglas A. Hirsch include shares beneficially owned by Seneca Capital, L.P., Seneca Capital II, L.P. and Seneca Capital International, Ltd., which entities may be deemed to be controlled by Mr. Hirsch because he is the Manager of Seneca Capital Advisors, LLC (the sole General Partner of Seneca Capital, L.P. and of Seneca Capital II, L.P.) and the Manager of Seneca Capital
          Investments, LLC (the investment manager of Seneca Capital International, Ltd.).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not Applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employees benefit plan, pension fund or endowment fund is not required. Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary. Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group. Not Applicable.

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                      Page 12 of 13 Pages
            -----------                                          ----  ----


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security report on will be filed, if required, by members of the group, in their individual capacity. Not Applicable.


ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP No.   551812-30-8                                      Page 13 of 13 Pages
            -----------                                          ----  ----

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Date: September 3, 2002

SENECA CAPITAL, L.P.


By Seneca Capital Advisors, LLC, its General Partner


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL II, L.P.

By Seneca Capital Advisors, LLC, its General Partner


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL ADVISORS, LLC


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Its Managing Member



SENECA CAPITAL INTERNATIONAL, LTD.


By Seneca Capital Investments, LLC, its Investment Manager


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL INVESTMENTS, LLC


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Its Managing Member


By: /s/ Douglas A. Hirsch
   ---------------------------------------
   Douglas A. Hirsch, Individually